Exhibit 10.33

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of DATE, by and between MetaSolv Software, Inc., a Delaware corporation (the “Employer”), and Jonathan K. Hustis (the “Executive”).

RECITALS

A. The Employer and the Executive entered into an Employment Agreement dated September 22, 2005 (the “Employment agreement”)

B. The Employer and the Executive desire to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Amendment to Section 4. Section 4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Term of Employment. Unless sooner terminated as hereinafter provided, this Agreement shall be entered into for a period of two (2) years, commencing December 1, 2005 (the “Initial Term”). The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term and any subsequent Renewal Term, unless one party provides the other with written notice to the contrary at least six (6) months prior to the end of the Initial Term or any Renewal Term; provided, however, that notwithstanding any such notice by the Employer not to extend, if a Change in Control (as defined in Paragraph 7C below) shall occur during the term hereof, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control.”

2. Amendment to Section 8(B) and (C)

        “B. Except as otherwise provided in Paragraph 8A, 8C or this Paragraph 8B, if the Executive’s employment is terminated pursuant to Paragraph 7C or 7D, the Executive shall be entitled to his salary through his final date of active employment, plus any accrued but unused current paid time off for which the Executive is eligible. The Executive also shall be entitled to a single sum payment payable within thirty (30) days after the Executive’s termination date and equal to one (1) times his Base Salary, plus one (1) times his annual target performance bonus as determined pursuant to the Employer’s Performance Bonus Plan, provided (a) he signs an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination (including, but not limited to, a reaffirmation of the Executive’s obligations under Paragraph 9 of this Agreement), and (b) the Employer shall be permitted to offset from the severance pay hereunder any salary paid to the Executive during the thirty (30) day or six (6) month written notice period, whichever is applicable, if the Executive performs no substantial services during such thirty (30) day or six (6) month written notice period. In addition, all options to purchase common stock of the Employer granted to the Executive pursuant to the Employer’s Long-Term Incentive Plan shall immediately become Vested Shares as defined in any Stock Option Agreement(s) between the Employer and the Executive, and the Executive shall have one (1) year following the date of termination to exercise any unexercised options held by him as of such date. The Employer shall also pay for up to six (6) months of outplacement services for the Executive (or, if earlier, until the Executive obtains full-time employment), to be provided by an outplacement service provider selected by the Employer. Additionally, the Executive shall be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant. If the Executive elects COBRA continuation coverage for himself and/or his dependents, the Employer shall pay for such coverage for so long as the Executive is eligible for COBRA continuation coverage; provided however, that nothing herein shall be construed to extend the period of time mandated by statute over which such COBRA continuation may otherwise be provided to the Executive and/or his dependents.”

3. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

4. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

5. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER:		EXECUTIVE:

METASOLV SOFTWARE, INC., a Delaware corporation

By:	/s/ T. Curtis Holmes, Jr. 2/20/06	/s/ Jonathan K. Hustis 2/20/06
	T. Curtis Holmes, Jr.	Jonathan K. Hustis
Chief Executive Officer